Exhibit 5

Condensed Interim Financial Statements

as at 30 June 2019

(Unaudited)

www.coebank.org

TABLE OF CONTENTS

Comments on financial results as at 30 June 2019	2

FINANCIAL STATEMENTS	3
The Bank’s objectives	3
Sectors of action	3
Accounting standards	3
Balance sheet	4
Income statement	5
Statement of comprehensive income	6
Statement of changes in equity	6
Statement of cash flows	7

NOTES TO THE FINANCIAL STATEMENTS	8
NOTE A - Summary of accounting methods applied by the Bank	8
NOTE B - Prudential framework	9
NOTE C - Financial assets and liabilities	11
NOTE D - Financial assets at fair value through equity and at amortised cost	12
NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	14
NOTE F - Capital	15
NOTE G - Interest margin	16

Erratum: This report replaces the one published on the same topic on 9 October 2019.

CEB – Condensed Interim Financial Statements as at 30 June 2019	1

Comments on financial results as at 30 June 2019 (*)

As at 30 June 2019, the amounts of projects approved (€ 1.8 billion) and loans disbursed (€ 1.9 billion) were in line with the objectives defined in the Development Plan for 2017-2019. The stock of projects approved awaiting financing amounted to € 7.4 billion as at 30 June 2019 (31 December 2018: € 7.9 billion), of which 44.7% were in favour of target countries in Central, Eastern and South Eastern Europe. Loans outstanding (excluding interest and value adjustments) increased to € 15.7 billion as at 30 June 2019 compared to € 14.6 billion at 31 December 2018.

The prudential ratios of the Bank remained within their respective limits throughout the period.

Debt securities in issue, including bonds and short-term borrowings (Euro Commercial Paper), amounted to € 23.5 billion as at 30 June 2019. During the first half of 2019, the Bank issued bonds with a principal amount of € 3.5 billion. The amount of outstanding bonds (excluding interest and value adjustments), which support the Bank’s operations, increased from € 18.9 billion as at 31 December 2018 to € 20.5 billion as at 30 June 2019, mainly due to new issues during this period.

Net profit for the first half of 2019 amounted to € 52.6 million, i.e. an increase of € 2.4 million (4.8%) compared to the same period in 2018. This development is mainly due to the increase in the net interest margin (+ € 4.7 million) and to the negative impact of the cost of risk (- € 1.2 million).

At 30 June 2019, equity stood at € 3 029.0 million, an increase of € 5.8 million compared to 31 December 2018 (€ 3 023.2 million). Own funds (equity plus uncalled capital) amounted to € 7 888.8 million compared to € 7 883.0 million as at 31 December 2018.

	In million euros
	30/06/2019 (*)	30/06/2018 (*)	31/12/2018
Projects approved	1,817	2,217	3,898
Stock of projects	7,423	7,912	7,891
Loans disbursed	1,879	1,112	2,772
Loans outstanding	15,694	14,169	14,625
Bonds issued	3,486	3,608	4,976
Debt securities in issue	23,467	22,343	18,890
Net profit	53	50	97
Equity	3,029	2,999	3,023
Own funds	7,889	7,859	7,883
Total assets	29,406	27,777	24,348

(*)	Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2019	2

FINANCIAL STATEMENTS

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB) contributes to the implementation of socially-oriented investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1587 (2016), it does so through three major sectorial lines of action, namely:

•

Sustainable and inclusive growth with emphasis on socially-oriented components and particularly on public infrastructure with social vocation, job creation and preservation, access to labour market, housing and integration of vulnerable groups.

•	Integration of refugees, displaced persons and migrants.

•	Climate action: developing mitigation and adaptation measures.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; social housing for low-income persons; improving living conditions in urban and rural areas; natural or ecological disasters; protection of the environment; protection and rehabilitation of historic and cultural heritage; health; education and vocational training; administrative and judicial infrastructure; and supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

Accounting standards

Since 1 January 2019, the CEB has applied phase 3 of International Financial Reporting Standard (IFRS) 9 “Financial instruments” regarding hedge accounting (micro-hedging) and IFRS 16 “Leases”. Phases 1 and 2 of IFRS 9 have been applied by the Bank since 1 January 2018.

The balance sheet hereafter presents a comparative reference as of 1 January 2019 taking into account the effects of the application of phase 3 of IFRS 9.

Given the Bank’s lease contracts, IFRS 16 does not have a material impact on the financial statements as at 1 January 2019 and 30 June 2019.

CEB – Condensed Interim Financial Statements as at 30 June 2019	3

Balance sheet

As at 30 June 2019 (unaudited), as at 1 January 2019 (unaudited) and as at 31 December 2018 (audited)

	In thousand euros
	Notes	30/06/2019	01/01/2019(*)	31/12/2018
Assets
Cash in hand, balances with central banks		392,590	450,113	450,113
Financial instruments at fair value through profit or loss		265,316	256,852	256,852
Hedging derivative financial instruments		949,667	710,648	710,648
Financial assets at fair value through equity	D	4,636,468	4,099,228	4,099,228
Financial assets at amortised cost	D
Loans		16,144,770	14,882,674	14,882,657
Advances		4,629,490	1,379,693	1,379,693
Debt securities		2,075,979	2,138,720	2,138,720
Tangible and intangible assets		55,978	55,572	55,572
Other assets		255,803	374,506	374,506

Total assets		29,406,061	24,348,006	24,347,989

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss		306,085	435,279	435,279
Hedging derivative financial instruments		624,069	442,831	442,831
Financial liabilities at amortised cost	E
Amounts owed to credit institutions and to customers		172,856	184,266	184,266
Debt securities in issue		24,388,801	19,533,779	19,556,765
Other liabilities		519,987	395,904	395,904
Social Dividend Account		50,342	52,178	52,178
Provisions		314,942	257,605	257,605

Total liabilities		26,377,082	21,301,842	21,324,828

Equity
Capital	F
Subscribed		5,472,219	5,472,219	5,472,219
Uncalled		(4,859,802)	(4,859,802)	(4,859,802)

Called		612,417	612,417	612,417
General reserve		2,456,101	2,358,647	2,352,515
Profit to be appropriated			97,453
Net profit		52,619		97,453

Total capital, general reserve and net profit		3,121,137	3,068,517	3,062,385
Gains or losses recognised directly in equity		(92,158)	(22,353)	(39,224)

Total equity		3,028,979	3,046,164	3,023,161

Total liabilities and equity		29,406,061	24,348,006	24,347,989

(*)	As of 1 January 2019 including the effects of the application of IFRS 9 phase 3.

CEB – Condensed Interim Financial Statements as at 30 June 2019	4

Income statement

For the first half of 2019 (unaudited) and for the first half of 2018 (unaudited)

	In thousand euros
	Notes	2019	2018
Interest and similar income
Financial assets at fair value through equity		(173)	(1,694)
Loans and advances at amortised cost		44,566	25,887
Debt securities at amortised cost		31,589	32,488
Interest expenses and similar charges
Amounts owed to credit institutions and to customers at amortised cost		927	518
Debt securities in issue at amortised cost		4,233	18,991
Other interest expenses and similar charges		(2,837)	(2,606)

Interest margin	G	78,305	73,584

Net gains or losses from financial instruments at fair value through profit or loss		(557)	(1,075)
Net gains from financial assets at fair value through equity		50	74
Commissions (income)		288	1,249
Commissions (expenses)		(1,060)	(1,058)

Net banking income		77,026	72,774

General operating expenses		(22,719)	(22,312)
Depreciation and amortisation charges of tangible and intangible assets		(2,022)	(1,785)

Gross operating income		52,285	48,677

Cost of risk		334	1,518

Net profit		52,619	50,195

CEB – Condensed Interim Financial Statements as at 30 June 2019	5

Statement of comprehensive income

For the first half of 2019 (unaudited) and for the first half of 2018 (unaudited)

	In thousand euros
	2019	2018
Net profit	52,619	50,195
Items that may be reclassified to income statement	(19,035)	3,810
Changes in value of debt securities at fair value through equity	(1,749)	3,810
Changes in value of hedging derivative financial instruments	(17,286)
Items that will not be reclassified to income statement	(50,770)	(7,283)
Changes in actuarial differences related to the pension scheme	(43,089)	(6,463)
Changes in actuarial differences related to the other post-employment benefits	(7,758)	(820)
Changes in value of equity instruments	77
Total other elements of comprehensive income	(69,805)	(3,472)

Comprehensive income	(17,186)	46,723

Statement of changes in equity

For the first half of 2019 (unaudited) and the first half of 2018 (unaudited)

	In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Debt securities at fair value through equity	Hedging Derivative financial instruments	Recyclable equity	Actuarial differences	Equity instruments	Non recyclable equity	Total	Total equity
Equity as at 31 December 2017	612,417	2,366,560	2,978,977	50,458		50,458	(62,621)		(62,621)	(12,163)	2,966,814

Reserves (impact of IFRS 9 application, phase 2)		(14,045)	(14,045)								(14,045)

Equity as at 1 January 2018	612,417	2,352,515	2,964,932	50,458		50,458	(62,621)		(62,621)	(12,163)	2,952,769

Net profit		50,195	50,195								50,195
Changes in value of assets and liabilities recognised directly in equity				3,810		3,810	(7,283)		(7,283)	(3,472)	(3,472)

Equity as at 30 June 2018	612,417	2,402,710	3,015,127	54,268		54,268	(69,904)		(69,904)	(15,635)	2,999,492

Net profit		47,258	47,258								47,258
Changes in value of assets and liabilities recognised directly in equity				(23,938)	(701)	(24,639)	1,051		1,051	(23,588)	(23,588)

Equity as at 31 December 2018	612,417	2,449,968	3,062,385	30,330	(701)	29,629	(68,853)		(68,853)	(39,224)	3,023,161

Reserves (impact of IFRS 9 application, phase 3)		6,132	6,132								6,132
Changes in value of assets and liabilities recognised directly in equity				(3,081)	19,523	16,442		429	429	16,442	16,442

Equity as at 1 January 2019	612,417	2,456,100	3,068,517	27,249	18,822	46,071	(68,853)	429	(68,424)	(22,353)	3,046,164

Net profit (excluding impact of IFRS 9 application)		52,619	52,619								52,619
Changes in value of assets and liabilities recognised directly in equity				(1,749)	(17,286)	(19,035)	(50,846)	77	(50,770)	(69,805)	(69,805)

Equity as at 30 June 2019	612,417	2,508,720	3,121,137	25,500	1,536	27,036	(119,699)	506	(119,194)	(92,158)	3,028,979

CEB – Condensed Interim Financial Statements as at 30 June 2019	6

Statement of cash flows

For the first half of 2019 (unaudited) and for the first half of 2018 (unaudited)

		In thousand euros
		2019	2018
	Net profit	52,619	50,195
+/-	Depreciation charges of tangible and intangible assets	2,022	1,785
+/-	Provisions	(334)	(1,512)
+/-	Net loss/net profit from investing operations	9,388	9,853
+/-	Change in interest receivable	(37,503)	(51,921)
+/-	Change in interest payable	(23,532)	28,700
+/-	Other non-monetary movements	6,619	6,872

	Total of non-monetary items included in the result	(43,340)	(6,223)
+	Reimbursements related to operations with credit institutions and customers	1,222,952	1,528,423
-	Disbursements related to operations with credit institutions and customers	(4,358,184)	(3,133,604)
+	Reimbursements related to other operations affecting financial assets or liabilities	2,860,880	4,054,565
-	Disbursements related to other operations affecting financial assets or liabilities	(3,229,100)	(5,566,492)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(10,059)	9,470

	Net cash flows from assets and liabilities resulting from operating activities	(3,513,511)	(3,107,638)

	Total net cash flows from operating activities (a)	(3,504,232)	(3,063,666)
+	Reimbursements related to securities at amortised cost	64,597	48,600
+/-	Cash flows related to tangible and intangible assets	(2,428)	(3,000)

	Total net cash flows from investing operations (b)	62,169	45,600
+/-	Cash flows from or to member states	(1,889)	(741)
+	Reimbursements related to debt securities in issue	7,758,301	8,058,942
-	Disbursements related to debt securities in issue	(3,215,992)	(4,135,270)

	Total net cash flows from financing operations (c)	4,540,420	3,922,931
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	5,782	77
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	1,104,139	904,942
	Cash and cash equivalents at 1 January	1,425,892	1,779,382
	Cash in hand, balances with central banks	450,181	539,482
	Advances repayable on demand and term deposits with credit institutions	975,711	1,239,900
	Cash and cash equivalents at 30 June	2,530,031	2,684,324
	Cash in hand, balances with central banks	392,649	435,484
	Advances repayable on demand and term deposits with credit institutions	2,137,382	2,248,840

	Changes in cash and cash equivalents	1,104,139	904,942

CEB – Condensed Interim Financial Statements as at 30 June 2019	7

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of accounting methods applied by the Bank

Accounting reference

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The Bank’s separate condensed interim financial statements as at 30 June 2019 were prepared in compliance with IAS 34 “Interim financial reporting” and are to be read together with the audited financial statements for the year ended 31 December 2018 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

As of 1 January 2018, the CEB has applied the IFRS 9 “Financial instruments” standard which replaces IAS 39. It sets out the new principles for the classification and measurement of financial instruments (Phase 1), for impairment for credit risk on financial instruments and financing commitments (Phase 2), as well as for general hedge accounting, or micro hedging (Phase 3).

Phase 3 of IFRS 9 regarding hedge accounting (micro-hedging) is applied as of 1 January 2019. For the financial year 2018 the Bank selected the option provided by the standard to maintain the hedge accounting provisions of IAS 39.

Since 1 January 2019, the CEB has applied IFRS 16 “Leases”. It establishes the principles applicable to the recognition, measurement and presentation of leases, as well as the information required to obtain a true and fair view of the transactions relating to these contracts. Given the Bank’s lease contracts, the coming into force of this standard does not have a material impact on the financial statements as at 1 January 2019 and as at 30 June 2019.

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional as at 30 June 2019.

CEB – Condensed Interim Financial Statements as at 30 June 2019	8

NOTE B - Prudential framework

While the CEB, as a multilateral development bank (MDB), is not subject to its member states’ regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision (BCBS) as a reference for its Risk Management Framework.

The Bank’s prudential framework ratios and indicators are categorized in six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange risk.

Prudential framework	30/06/2019	30/06/2018	31/12/2018	Limit
Capital
Capital Adequacy	26.5%	26.4%	30.4%	> 10.5%
Gearing	1.97	1.80	1.85	< 2.5
Leverage
Indebtedness	7.56	7.55	6.25	< 10
Treasury Assets	3.65	3.98	2.63	< 4
Liquidity
Short-term liquidity (1 year)	134.0%	129.0%	124.0%	> 100%
Self-sufficiency period	12	10	10	> 6 mois
Market Credit Risk
Minimum Internal Rating	≥ 7.0	≥ 7.0	≥ 7.0	≥ 7.0
Interest Rate Risk
Economic Value Sensitivity	- € 8.66 M	- € 0.72 M	- € 1.1 M	< 0.5%
				of own funds (market risk)
Foreign Exchange Risk
Spot Net Open position	< € 1.0 M	< € 1.0 M	< € 1.0 M	< € 1.0 M

Other
Cost to income ratio (adjusted) (1)	31.6%	32.3%	33.3%

(1)

The adjusted cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges on fixed assets) divided by net banking income. It is calculated by eliminating unrealised gains/losses without economic substance and by netting cost-recovery income from fiduciary activities against general operating expenses.

CEB – Condensed Interim Financial Statements as at 30 June 2019	9

Capital adequacy ratio (CAR), under the Standardised Approach, is a measure of the CEB’s prudential equity (EP)1 expressed as a percentage of its total risk-weighted assets (RWA)2. The capital adequacy ratio reached 26.5% at 30 June 2019, down from 30.4% at 31 December 2018, due to an increase in RWA from financial operations.

Gearing ratio compares loans outstanding (after swap and credit enhancement) to own funds3 and establishes a volume ceiling (as opposed to a credit risk ceiling) for the CEB’s loan activity. This ratio allows for comparability with other International Financial Institutions. The limit is set at 2.5 (two and a half times own funds), i.e. € 19.96 billion at 30 June 2019. The ratio stood at 1.97 at 30 June 2019, a slight increase compared to 1.85 at the end of December 2018 due to a slight increase in the loan portfolio and an equivalent development in own funds.

The prudential ratios for indebtedness, treasury assets and liquidity remained within their respective limits. The changes (increase or decrease) solely reflect developments in the Bank’s ordinary activity (treasury, lending and debt).

The Minimum Internal Rating defines the minimum credit rating at the relevant purchase date at which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating is fixed at ≥ 7.0 (A-)4 for short-term investments and at ≥ 8.0 (A+)5 for long-term investments.

As of the end of the first half of 2019, as at the end of 2018, there were no counterparties or transactions with minimum ratings below the respective threshold at the relevant purchase date.

The Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))6, due to an interest rate shock of +/-10 basis points. Its limit is fixed at < 0.5% of own funds (MR), i.e. +/- € 17.0 million at 30 June 2019.

As of the end of the first half of 2019, Economic Value Sensitivity was -€ 8.66 million, compared to - € 1.1 million at the end of 2018, and therefore well within the defined limit.

The Spot Net Open Position7 measures the total assets minus total liabilities in a particular foreign currency, including both on- and off-balance sheet positions. Its limit is fixed at < € 1 million per currency.

As of the end of the first half of 2019, as at the end of 2018, the Spot Net Open Position in each currency was below € 1 million, well within the defined limit.

[1]	Prudential equity (Ep): paid-in capital, reserves and net profit.
[2]	Risk-weighted assets are Bank assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank’s own risk models.
[3]	CEB’s own funds: subscribed capital, reserves and net profit.
[4]	For maturities below three months, the minimum internal rating is 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term deposits.
[5]	For maturities up to two years the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.
[6]	Own funds (MR – market risk) : paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.
[7]	At the end of the month.

CEB – Condensed Interim Financial Statements as at 30 June 2019	10

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loans disbursements are equivalent to those applied by other financial institutions that operate on the supranational banks market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

	In thousand euros
30 June 2019	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net book value
Assets
Cash in hand, balances with central banks				392,590	392,590
Financial instruments at fair value through profit or loss	265,316				265,316
Hedging derivative financial instruments	949,667				949,667
Financial assets at fair value through equity		4,635,516	952		4,636,468
Financial assets at amortised cost
Loans and advances				20,774,260	20,774,260
Debt securities				2,075,979	2,075,979

Total financial assets	1,214,983	4,635,516	952	23,242,829	29,094,280

Liabilites
Financial instruments at fair value through profit or loss	306,085				306,085
Hedging derivative financial instruments	624,069				624,069
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				172,856	172,856
Debt securities in issue				24,388,801	24,388,801
Social Dividend Account				50,342	50,342

Total financial liabilities	930,154			24,611,999	25,542,153

1 January 2019	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net book value
Assets
Cash in hand, balances with central banks				450,113	450,113
Financial instruments at fair value through profit or loss	256,852				256,852
Hedging derivative financial instruments	710,648				710,648
Financial assets at fair value through equity		4,098,266	962		4,099,228
Financial assets at amortised cost
Loans and advances				16,262,367	16,262,367
Debt securities				2,138,720	2,138,720

Total financial assets	967,500	4,098,266	962	18,851,200	23,917,928

Liabilites
Financial instruments at fair value through profit or loss	435,279				435,279
Hedging derivative financial instruments	442,831				442,831
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				184,266	184,266
Debt securities in issue				19,533,779	19,533,779
Social Dividend Account				52,178	52,178

Total financial liabilities	878,110			19,770,223	20,648,333

CEB – Condensed Interim Financial Statements as at 30 June 2019	11

NOTE D - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

	In thousand euros
	30/06/2019	01/01/2019
Financial assets at fair value through equity
Gross book value	4,514,293	4,027,185
Unrealised gains or losses	122,769	72,483
Impairment (*)	(594)	(440)

Total	4,636,468	4,099,228

(*)	This impairment relates to the application of IFRS 9, phase 2.

Financial assets at amortised cost

	In thousand euros
	30/06/2019	01/01/2019
Loans to credit institutions
Gross book value	9,352,655	8,718,518
Impairment (*)	(5,595)	(6,009)

Net book value	9,347,060	8,712,509
Loans to customers
Gross book value	6,383,016	5,944,302
Impairment (*)	(7,080)	(7,355)

Net book value	6,375,936	5,936,947
Value adjustment to loans hedged by derivative instruments	421,774	233,218

Total loans	16,144,770	14,882,674

Advances
Advances repayable on demand - gross book value	7,661	22,865
Impairment (*)	(4)	(8)

Net book value	7,657	22,857
Advances with agreed maturity dates or periods of notice - gross book value	4,622,216	1,356,907
Impairment (*)	(383)	(71)

Net book value	4,621,833	1,356,836

Total advances	4,629,490	1,379,693

Debt securities
Gross book value	2,076,190	2,138,936
Impairment (*)	(211)	(216)

Net book value	2,075,979	2,138,720

Total debt securities	2,075,979	2,138,720

(*)	This impairment relates to the application of IFRS 9, phase 2.

CEB – Condensed Interim Financial Statements as at 30 June 2019	12

The breakdown of outstanding loans by borrowers’ country location is presented in the table below.

	In thousand euros
Breakdown by borrowers’ country location	30/06/2019%		01/01/2019%
Poland	2,088,025	13.30	1,992,005	13.62
Spain	1,994,490	12.71	1,960,699	13.41
Turkey	1,478,633	9.42	1,466,648	10.03
France	1,321,680	8.42	1,317,854	9.01
Belgium	1,014,569	6.46	842,956	5.76
Germany (1)	824,638	5.25	802,551	5.49
Slovak Republic	741,329	4.72	525,211	3.59
Romania	659,911	4.20	653,632	4.47
Netherlands	606,749	3.87	594,607	4.07
Czech Republic	600,342	3.83	487,398	3.33
Hungary	558,730	3.56	594,983	4.07
Italy (2)	537,315	3.42	376,246	2.57
Cyprus	472,498	3.01	483,532	3.31
Finland	452,167	2.88	412,167	2.82
Ireland	358,042	2.28	288,342	1.97
Croatia	331,182	2.11	335,719	2.30
Portugal	266,687	1.70	203,148	1.39
Bulgaria	196,968	1.26	221,443	1.51
Lithuania	190,307	1.21	201,659	1.38
Sweden	178,084	1.13	104,958	0.72
Serbia	174,626	1.11	142,097	0.97
North Macedonia	111,651	0.71	101,894	0.70
Albania	107,373	0.68	99,003	0.68
Slovenia	106,655	0.68	101,683	0.70
Iceland	102,217	0.65	106,217	0.73
Bosnia and Herzegovina	72,695	0.46	66,415	0.45
Montenegro	42,739	0.27	35,885	0.25
Moldova (Republic of)	38,999	0.25	38,362	0.26
Denmark	33,333	0.21	33,333	0.23
Latvia	14,801	0.09	15,301	0.10
Georgia	8,570	0.05	8,124	0.06
Estonia	7,604	0.05	10,686	0.07

Total	15,693,609	100.00	14,624,758	100.00

(1)	of which € 6 million outstanding in favour of target countries as at 30 June 2019 (31 December 2018: € 6 million)
(2)	of which € 44 million outstanding in favour of target countries as at 30 June 2019 (31 December 2018: € 48 million)

CEB – Condensed Interim Financial Statements as at 30 June 2019	13

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

	In thousand euros
	30/06/2019	01/01/2019
Amounts owed to credit institutions and to customers
Interest-bearing accounts	112,856	117,599
Borrowings and term deposits	60,000	66,667

Total	172,856	184,266

Debt securities in issue at amortised cost
Bonds	20,546,519	18,890,274
Euro Commercial Paper	2,920,963
Interest payable	212,023	236,613
Value adjustment to debt securities in issue hedged by derivative instruments	709,296	406,892

Total	24,388,801	19,533,779

CEB – Condensed Interim Financial Statements as at 30 June 2019	14

NOTE F - Capital

Capital breakdown by member state at 30 June 2019 is presented below.

	In thousand euros
	Subscribed	Uncalled	Called	Percentage of
Members	capital	capital	capital	subscribed capital
France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
North Macedonia	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total at 30 June 2019	5,472,219	4,859,802	612,417	100.000%

Total at 1 January 2019	5,472,219	4,859,802	612,417	100.000%

CEB – Condensed Interim Financial Statements as at 30 June 2019	15

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value of financial instruments, calculated excluding accrued interest, are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses of fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

The interest margin for the first half of 2019 (unaudited) and the first half of 2018 (unaudited) is presented in the table below:

	In thousand euros
		2019			2018
	Income	Expenses	Net	Income	Expenses	Net
Securities at fair value through equity
Securities transactions	18,958	(7,017)	11,940	13,945	(3,476)	10,468
Hedging derivatives	4,765	(16,877)	(12,113)	4,976	(17,138)	(12,163)

Sub-total	23,722	(23,895)	(173)	18,920	(20,615)	(1,694)
Loans and advances to credit institutions and to customers
Loans	75,679	(1)	75,679	70,885	(2)	70,882
Hedging derivatives	6,759	(64,907)	(58,148)	6,999	(60,769)	(53,770)
Advances	33,359	(6,324)	27,035	14,722	(5,947)	8,775

Sub-total	115,797	(71,231)	44,566	92,605	(66,718)	25,887
Securities at amortised cost
Securities transactions	31,589		31,589	32,491	(3)	32,489

Sub-total	31,589		31,589	32,491	(3)	32,489
Amounts owed to credit institutions and to customers
Interest-bearing accounts	997	(70)	927	599	(81)	518

Sub-total	997	(70)	927	599	(81)	518
Debt securities in issue
Bonds	14,378	(193,513)	(179,135)		(174,391)	(174,391)
Hedging derivatives	197,419	(14,051)	183,368	194,242	(860)	193,382

Sub-total	211,797	(207,564)	4,233	194,242	(175,251)	18,991
Other interest expenses and similar charges		(2,837)	(2,837)		(2,606)	(2,606)

Interest margin	383,902	(305,597)	78,305	338,858	(265,274)	73,584

CEB – Condensed Interim Financial Statements as at 30 June 2019	16